Exhibit 21.1

Lancer Corporation
List of Significant Subsidiaries

United States of America:

Lancer Capital Corporation

Lancer International Sales, Inc.

Lancer Investment Corporation

Lancer Partnership, Ltd.

Lancer Frank Corporation

Lancer FBD Partnership, Ltd.

Lancer Ice Link, LLC

Advanced Beverage Solutions, LLC

Moo Technologies, LLC

Mexico:

Industrias Lancermex, S.A. de C.V.

Lancer de Mexico, S.A. de C.V.

Servicios Lancermex, S.A. de C.V.

Brazil:

Lancer do Brasil, Industria e Comercio Ltda.

Belgium:

Lancer Europe, S.A.

United Kingdom:

Lancer GB, LLP

Australia:

Lancer Pacific, Pty. Ltd.

New Zealand:

Lancer Pacific, Ltd.